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                                   EXHIBIT 11

                     CAMERON ASHLEY BUILDING PRODUCTS, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                                   (THOUSANDS)


                                       Three Month Ended January 31, 1999          Three Months Ended January 31, 1998
                                  ----------------------------------------------   -------------------------------------------

                                     Income          Shares          Per-Share       Income          Shares        Per-Share
                                   (Numerator)    (Denominator)        Amount      (Numerator)    (Denominator)      Amount
                                  ------------    ------------      ------------   ------------   ------------    ------------
BASIC EPS
Income (loss) attributable to
     common stockholders          $        (43)          8,646      $       0.00   $        640          9,321    $       0.07
                                                                    ============                                  ============

EFFECT OF DILUTIVE SECURITIES
Average options outstanding
Effects of treasury stock                                    0(a)                                        1,255
     method (based on exercise
     proceeds and tax benefits)                              0(a)                                         (997)
                                  ------------    ------------                     ------------   ------------


DILUTED EPS
Income (loss) attributable to
     common stockholders
     assuming dilution            $        (43)          8,646      $       0.00   $        640          9,579    $       0.07
                                  ============    ============      ============   ============   ============    ============


(a) During the loss period the dilutive securities would have an anti-dilutive effect and have therefore been excluded from the calculation.